Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to (a) the use of our audit letter relating to the proved reserves of gas and oil of Samson Resources Corporation and (b) the references to us as experts in Samson Resources Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 filed on or about March 31, 2015.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

March 31, 2015